Exhibit 10.2

Rose Holdco Pte Ltd.

Horizon Quantum Computing Pte. Ltd.

29 Media Cir., #05-22

Singapore, 138565

December 4, 2025

IonQ, Inc.

3755 Monte Villa Parkway

Bothell, WA 98021

Attn: Niccolo de Masi, President and CEO

Re:	PIPE Subscription Agreement

Ladies and Gentlemen:

Reference is made to that certain subscription agreement (the “Subscription Agreement”), dated on or about the date hereof, by and among IonQ, Inc. (the “Strategic Investor”), Rose Holdco Pte. Ltd. (Company Registration No.: 202537774K), a Singapore private company limited by shares (“Holdco”), Horizon Quantum Computing Pte. Ltd. (Company Registration No.: 201802755E), a Singapore private limited company by shares (“Horizon”), and dMY Squared Technology Group, Inc., a Massachusetts corporation (“SPAC”), pursuant to which the Strategic Investor agreed to subscribe for and purchase from Holdco an aggregate of $50,000,000 of Class A Ordinary Shares. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Subscription Agreement.

In consideration for and as a material inducement to the Strategic Investor to enter into the Subscription Agreement and to consummate the transactions contemplated thereby, Holdco, Horizon, SPAC, and the Strategic Investor hereby agree as follows:

1. Board Designation Right. Holdco, Horizon, and SPAC shall take all actions necessary such that, immediately following the Amalgamation Effective Time (as defined in the Transaction Agreement), Holdco’s board of directors (the “Board”) will include one director selected by the Strategic Investor (the “Director Designee”), provided that such Director Designee shall (i) qualify as an independent director under the rules of the Stock Exchange, (ii) be unaffiliated with the Strategic Investor and (iii) be subject to Horizon’s, Holdco’s, and the SPAC’s approval.

For so long as the Strategic Investor and any of its affiliates hold, in the aggregate, not less than five percent of Holdco’s outstanding voting securities, the Strategic Investor shall be entitled (but not obligated) to nominate for election a single director in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, and Holdco shall take all actions necessary to facilitate the nomination and election of such person; provided that such director shall (i) qualify as an independent director under the rules of the Stock Exchange, (ii) be unaffiliated with the Strategic Investor and (iii) be subject to Holdco’s approval. For the avoidance of doubt, the Strategic Investor shall not be permitted to designate, nominate or maintain more than one director on the Board at any time.

With the exception of communications pursuant to Clause 4 below, the Strategic Investor acknowledges that it shall not be entitled to receive nonpublic information from the Board, any director serving on the Board, including any director serving pursuant to this Clause 1, or Holdco, and the directors of the Board will have a fiduciary duty to Holdco to maintain the confidentiality of nonpublic information until, in the sole discretion of Holdco, a determination is made to release such information in a manner determined by Holdco.

2. Lockup. Concurrent with the Closing, the Strategic Investor shall enter into a lock-up agreement with Holdco, in substantially the same form as the lock-up agreement included as Annex D to the Transaction Agreement, pursuant to which the Strategic Investor will agree not to transfer (except for certain permitted transfers as set forth therein) the Subscribed Shares until the earlier of 18 months after the Closing Date and the date on which Holdco completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of Holdco’s shareholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property.

3. Commercial Agreement. In addition to the conditions to Closing set forth in the Subscription Agreement, the Closing shall be subject to the satisfaction or waiver in writing by each of the parties hereto of the condition that, on the Closing Date, Holdco, Horizon and the Strategic Investor shall have entered into a commercial agreement relating to the purchase by Holdco and/or Horizon of certain of the Strategic Investor’s quantum computing hardware, on terms and conditions mutually agreeable to each of the Strategic Investor, Holdco and Horizon.

4. Right of First Notification.

(a) For so long as the Strategic Investor and any of its affiliates hold, in the aggregate, not less than five percent of Holdco’s outstanding voting securities, subject to sub-Clauses (d), (e) and (f) below, if Holdco and its affiliates receive a written expression of interest, offer or proposal from a third party contemplating such third party, together with its affiliates and any other persons participating with it in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), acquiring, in one transaction or a series of related transactions, five percent or more of (i) the issued and outstanding voting securities or (ii) consolidated assets, in each case, of Holdco (any such transaction, a “Strategic Transaction”), then Holdco shall (except as prohibited or otherwise restricted by applicable law, regulation, government regulator or agency, self-regulatory body or court of competent jurisdiction) promptly furnish to the Strategic Investor (and in any event within 24 hours of receipt of such expression of interest, offer or proposal) written notice thereof, including the principal terms of the proposed transaction or series of transactions, including details concerning the amount, form and timing of the consideration but excluding, for the avoidance of doubt, the identity of the third party or any or its affiliates and any persons participating with it as a “group” as aforementioned.

(b) For so long as the Strategic Investor and any of its affiliates hold, in the aggregate, not less than five percent of Holdco’s outstanding voting securities, subject to sub-Clauses (d), (e) and (f) below, in connection with the proposed issuance, sale or other transfer of any equity or debt securities of Holdco or any of its subsidiaries, or any securities convertible into any equity or debt securities of Holdco or any of its subsidiaries, in any transaction or series of related transactions, in connection with which the aggregate proceeds to Holdco and its affiliates would reasonably be expected to equal or exceed $10 million (a “Capital Raise”), contemporaneously with the first provision by Holdco and its affiliates of a term sheet or other written proposal describing the material terms of the proposed Capital Raise, Holdco shall (except as prohibited or otherwise restricted by applicable law, regulation, government regulator or agency, self-regulatory body or court of competent jurisdiction) furnish a notice to the Strategic Investor describing the principal terms (including the details concerning the consideration to be received and the securities to be issued, sold or otherwise transferred) and attaching copy of such term sheet or other written proposal, with the identity of the proposed investors omitted. For so long as the Strategic Investor and any of its affiliates hold, in the aggregate, not less than five percent of Holdco’s outstanding voting securities, if a third party provides a written expression of interest, offer or proposal in relation to a Capital Raise to Holdco and its affiliates before receiving a term sheet or other written proposal in relation thereto from Holdco and its affiliates, then Holdco shall (except as prohibited or otherwise restricted by applicable law, regulation, government regulator or agency, self-regulatory body or court of competent jurisdiction) promptly furnish to the Strategic Investor (and in any event within 24 hours of receipt of such expression of interest, offer or proposal) written notice thereof, including the principal terms of the proposed transaction or series of transactions, including details concerning the consideration to be received and the securities to be issued, sold or otherwise transferred.

(c) If, after a notice has been provided pursuant to this Section 4, any material term of a proposed Strategic Transaction or Capital Raise is amended or altered in any material manner, Holdco shall (except as prohibited or otherwise restricted by applicable law, regulation, government regulator or agency, self-regulatory body or court of competent jurisdiction) submit a new notice to the Strategic Investor under the applicable subsection of this Section 4, and Holdco shall not enter into definitive documents with respect to, or consummate, any Strategic Transaction or Capital Raise with respect to which a notice was required hereunder and the material terms of which were not provided to the Strategic Investor in a notice hereunder unless such notice could not be provided pursuant to applicable law, regulation, government regulator or agency, self-regulatory body or court of competent jurisdiction.

(d) Notwithstanding anything in the contrary in sub-Clause (a) to (c) above, Holdco shall not be required to provide any notification or information to the Strategic Investor pursuant to this Section 4 if, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of Holdco or the board of directors of Holdco, in each case, after consultation with counsel to Holdco, such information would be required to be provided to all shareholders under Rule 9.1 of the Singapore Code on Take-overs and Mergers (the “Takeover Code”) or the provision of such notification or information would otherwise be prohibited under the Takeover Code.

(e) The Strategic Investor acknowledges that some or all of the information contained in any notification required pursuant to this Section 4 may constitute material, nonpublic information under United States federal securities laws and/or information that is not generally available to the public, but if it were, a reasonable person would be taken to expect such information to have a material effect on the price or value of the securities of Holdco and/or the SPAC under the Securities and Futures Act of 2001 of Singapore. The Strategic Investor hereby represents, warrants and undertakes that it shall (and shall procure that its directors, officers and employees who are in possession of such information (in each case such person having been provided the information on a "need to know" basis only)) comply with the restrictions on insider trading activities (including without limitation, communication of price sensitive information) in relation to the securities of Holdco and/or of the SPAC and/or of any entity listed on any stock exchange in the world which may be ascertainable from the information received by the Strategic Investor, as stipulated under applicable law, including under the United States federal securities laws, the Securities and Futures Act 2001 of Singapore and/or any other applicable laws.

(f) The Strategic Investor will keep the information provided pursuant to this Section 4 (the “Confidential Information”) confidential and will not (except as required by applicable law, regulation, government regulator or agency, self-regulatory body or court of competent jurisdiction (including by deposition, interrogatory, request for documents, subpoena, court order, civil investigative demand or similar process)), without receipt of Holdco’s prior written consent, disclose to any person any Confidential Information (except as described herein) provided, however, that no such consent will be required in respect of disclosures of Confidential Information to regulatory authorities having or claiming to have jurisdiction over the Strategic Investor in connection with routine regulatory examinations not related specifically to the Strategic Investor’s investment in Holdco. The Strategic Investor shall (i) exercise all reasonable care (and in any event no less than the same degree of care as it exercises to protect its own confidential information) to ensure that proper and secure storage is provided for all Confidential Information to protect against theft or unauthorized access and (ii) promptly inform Holdco in writing if the Strategic Investor becomes aware that Confidential Information has been disclosed to any unauthorized person and take all reasonable steps as Holdco and requests to retrieve such Confidential Information and/or protect it from further disclosure.

5. Termination. The obligations in the immediately preceding paragraphs shall terminate upon the earliest to occur of (i) such date and time as the Transaction Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate the Subscription Agreement, and (iii) if any of the conditions to Closing set forth in Section 2 of the Subscription Agreement are not satisfied or waived by the party entitled to grant such waiver on or prior to the Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the Closing.

6. Miscellaneous.  Except as modified by this letter agreement, the Subscription Agreement shall remain in full force and effect. The provisions of Section 7 and Section 10 of the Subscription Agreement shall apply to this letter agreement, mutatis mutandis.

[Signature Page Follows]

Very truly yours,

ROSE HOLDCO PTE. LTD.

By:	/s/ Joseph Francis Fitzimons
Name:	Joseph Francis Fitzsimons
Title:	Authorized Signatory

HORIZON QUANTUM COMPUTING PTE. LTD.

By:	/s/ Joseph Francis Fitzimons
Name:	Joseph Francis Fitzsimons
Title:	Chief Executive Officer

DMY SQUARED TECHNOLOGY GROUP, INC.

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	Chief Executive Officer and Chief Financial Officer

Acknowledged and Agreed:

IONQ, INC.

By:	/s/ Niccolo de Masi
Name:	Niccolo de Masi
Title:	President and Chief Executive Officer

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